EXHIBIT 99.1

NEWS RELEASE for February 14, 2007 at 7:30 AM EST

Contact:	Allen & Caron Inc
Jill Bertotti (investors)
jill@allencaron.com
Len Hall (media)
len@allencaron.com
(949) 474-4300

AMERIGON REPORTS 2006 FOURTH QUARTER, YEAR-END RESULTS

Year-over-Year Revenues Increase 51% and 42%, Respectively;

Income Before Tax Up 75% and 103%, Respectively

NORTHVILLE, MI (February 14, 2007) . . . Amerigon Incorporated (Nasdaq: ARGN), a leader in developing and marketing products based on advanced thermoelectric (TE) technologies for a wide range of global markets and applications, today announced continued solid growth in revenues and profitability and improved gross margins for its fourth quarter and fiscal year ended December 31, 2006. Year-over-year revenues for the 2006 fourth quarter and fiscal year increased 51 percent and 42 percent, respectively, driven by increasing demand for the Company’s proprietary heated and cooled seat system, the premier heated and actively cooled seat system on the global automotive market. Net income before tax increased 75 percent and 103 percent from the comparable prior year periods.

Revenues for the 2006 fourth quarter and fiscal year were $15.0 million and $50.6 million, respectively, up from revenues of $10.0 million and $35.7 million for the respective prior year periods. Gross margins as a percentage of revenue for the 2006 fourth quarter and fiscal year increased to 34.3 percent and 32.6 percent, respectively, up from 31.1 percent and 29.8 percent in the comparable prior year periods. Net income before taxes for the fourth quarter of 2006 and full year was $2.2 million and $6.2 million, respectively, compared with $1.3 million and $3.1 million for the respective prior year periods.

In the fourth quarter of 2005, a non-cash income tax benefit of $13.5 million, or $0.62 per diluted share, was recorded, which significantly increased the Company’s net income for the quarter and for 2005. Prior to the 2005 fourth quarter, the Company did not show a tax provision since all its deferred tax assets, consisting primarily of net operating losses, had been offset by a full valuation reserve. During 2006, the Company recorded a tax provision equal to 43 percent of pretax earnings. This expense is substantially a non-cash deferred provision since the Company has significant net operating losses which offset any current tax payments.

Net income for the fourth quarter of 2006 was $1.0 million, or $0.05 per basic and diluted share, compared with net income in the 2005 fourth quarter of $14.8 million, or $0.70 per basic and $0.67 per diluted share. For the full 2006 year, net income was $3.5 million, or $0.17 per basic and $0.16 per diluted share, compared with net income of $16.5 million, or $0.79 per basic and $0.76 per

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AMERIGON REPORTS 2006 FOURTH QUARTER, YEAR-END RESULTS

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diluted share for 2005. Net income for the 2006 fourth quarter and fiscal year included income tax expense of $1.2 million and $2.7 million, respectively, and a non-cash charge to earnings of $408,000 in the fourth quarter for stock options granted during the quarter.

President and Chief Executive Officer Daniel R. Coker said, “We had an excellent fourth quarter, which topped off an excellent year thanks to a very solid performance turned in by all the members of our team. It’s particularly gratifying considering what a turbulent year it was for the U.S. automotive industry. We continue to find new opportunities for our heated and cooled seat system and have been very fortunate to have been featured in some high volume vehicles that have remained strong. We are working with all the major OEMs to expand our product offerings, and we believe we are well positioned for continued growth in 2007, 2008 and beyond.”

The strong year-over-year gains in the 2006 fourth quarter and fiscal year revenues were primarily the result of volume shipments of the Company’s Climate Control Seat™ (CCS™) system in new model introductions and higher volumes on redesigned models, said Coker. These include the new Lincoln MKX, Land Rover’s Range Rover and the redesigned Cadillac Escalade, Cadillac Escalade ESV, Cadillac Escalade EXT, Lexus LS460, Lincoln Navigator and Ford Expedition. Additionally, the Lincoln MKZ (formerly Lincoln Zephyr) and Buick Lucerne were introduced in the third quarter of 2005 and reached full year volume levels during 2006. Sales volume during the fourth quarter for some of the new models was slightly higher then that expected for the first quarter of 2007 due to startup demand on these vehicles.

Unit shipments of CCS systems increased to 224,000 for the 2006 fourth quarter and 718,000 for the fiscal year, compared with 135,000 and 503,000 for the respective year earlier periods. The 2006 fourth quarter unit shipments included some CCS units originally scheduled for shipment in the 2007 first quarter.

Coker noted that during 2006, the Company was able to grow revenues to record levels, reduce costs to improve margins and profits, complete preproduction for 2007 model year vehicles, win additional future model year program contracts and record its first European sales, while also delivering prototype TE systems from its BSST subsidiary for new applications, and prototyping and testing advanced TE devices and materials.

BSST is working with select research groups and specialty materials companies to develop advanced, high performance TE materials. It is increasing research investments to speed the delivery of new advanced TE materials to market. BSST is focused on expanding the use of its proprietary thermoelectric technologies and has under development several products that could ultimately lead to applications in a variety of automotive and non-automotive markets. The Company expects to see revenues from products developed by BSST as early as 2008. “While these initial revenues may be small, once we make the breakthrough and begin to provide product, the opportunities are projected to grow significantly,” added Coker.

Selling, general and administrative (SG&A) expense in the fourth quarter and fiscal 2006 year was $2.3 million and $7.6 million, respectively, compared with $1.3 million and $5.5 million in the prior year periods. This increase reflects costs associated

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AMERIGON REPORTS 2006 FOURTH QUARTER, YEAR-END RESULTS

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with stock option compensation and the Company’s compliance with certain provisions of the Sarbanes-Oxley Act of 2002, an increase in marketing activities and a customer reimbursement in the prior year of expenses associated with the Company’s European office. There was no stock option cost in 2005 and no customer reimbursement in 2006.

Net research and development expenses for the 2006 fourth quarter and fiscal year increased to $845,000 and $3.4 million, respectively, from $716,000 and $2.6 million in the prior year periods, reflecting costs associated with increased research activities related to the Company’s advanced thermoelectric technology program and lower research and development reimbursements. Coker added that he expects net research and development expenses will continue to increase in 2007 as the Company increases these development activities.

The Company’s balance sheet as of December 31, 2006 remained strong with cash, cash equivalents and short-term investments of $14.5 million, total assets of $42.4 million, no bank debt and shareholders’ equity of $33.2 million.

Fully diluted weighted average shares outstanding for the 2006 fourth quarter and fiscal year were 22,233,000 and 20,701,000 compared with 16,514,000 and 16,116,000 in the prior year periods. Year-over-year increases principally reflect the conversion of the Company’s Series A Convertible Stock to Common Shares in the first half of 2006.

Guidance for 2007

The Company reconfirmed its earlier guidance for 2007, with projected year-over-year revenue increases to be 15 to 20 percent with strong profitability. The Company expects even more robust growth in CCS revenue in 2008. There are a number of macro economic and geopolitical issues outside Amerigon’s control, such as the effects of gas price increases and the uncertainty of the situations in the Middle East and the Gulf Region, that could negatively impact the automotive industry, the overall economy and Amerigon’s results.

Conference Call

As previously announced, Amerigon is conducting a conference call today to be broadcast live over the Internet at 11:30 AM Eastern Time to review the financial results for the fourth quarter and full year ended December 31, 2006. The dial-in number for the call is 1-888-335-5539. The live webcast and archived replay of the call can be accessed in the Events page of the Investor section of Amerigon’s website at www.amerigon.com.

About Amerigon

Amerigon (Nasdaq: ARGN) develops and markets products based on its advanced, proprietary, efficient thermoelectric (TE) technologies for a wide range of global markets and heating and cooling applications. The Company’s current principal product is its proprietary Climate Control Seat (CCS™) system, a solid-state, TE-based system that permits drivers and passengers of vehicles to individually and actively control the heating and cooling of their respective seats to ensure maximum year-round comfort. CCS, which is the only system of its type on the market today, uses no CFCs or other environmentally sensitive coolants. Amerigon maintains sales and technical support centers in Southern California, Detroit, Japan, Germany and England.

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Certain matters discussed in this release are forward-looking statements that involve risks and uncertainties, and actual results may be different. Important factors that could cause the Company’s actual results to differ materially from its expectations in this release are risks that sales may not significantly increase, additional financing, if necessary, may not be available, new competitors may arise and adverse conditions in the automotive industry may negatively affect its results. The liquidity and trading price of its common stock may be negatively affected by these and other factors. Please also refer to Amerigon’s Securities and Exchange Commission filings and reports, including but not limited to its Form 10-Q for the period ending September 30, 2006 and its Form 10-K for the year ended December 31, 2005.

TABLES FOLLOW

AMERIGON REPORTS 2006 FOURTH QUARTER, YEAR-END RESULTS

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AMERIGON INCORPORATED

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2006	2005	2006	2005
Product revenues	$15,030	$9,962	$50,609	$35,737
Cost of sales	9,880	6,864	34,109	25,072

Gross margin	5,150	3,098	16,500	10,665

Operating costs and expenses:
Research and development expenses	1,725	1,629	6,698	6,129
Reimbursed research and development expense	(880)	(913)	(3,331)	(3,496)

Net research and development expense	845	716	3,367	2,633
Selling, general and administrative	2,309	1,265	7,620	5,462

Total operating costs and expenses	3,154	1,981	10,987	8,095

Operating income	1,996	1,117	5,513	2,570

Interest income	158	93	523	283
Other income	50	50	171	201

Earnings before income tax	2,204	1,260	6,207	3,054
Income tax expense (benefit)	1,174	(13,495)	2,693	(13,495)

Net income	$1,030	$14,755	$3,514	$16,549

Basic earnings per share:
Common Stock	$0.05	$0.70	$0.17	$0.79

Convertible Preferred Stock		$0.70	$0.17	$0.79

Diluted earnings per share	$0.05	$0.67	$0.16	$0.76

Weighted average number of shares – basic
Common Stock	21,329	15,856	19,876	15,496

Convertible Preferred Stock (as converted)		5,373	1,402	5,373

Weighted average number of shares – diluted	22,233	16,514	20,701	16,116

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AMERIGON INCORPORATED

CONSOLIDATED BALANCE SHEETS

(In thousands, except share data)

	December 31,
	2006	2005
ASSETS
Current Assets:
Cash & cash equivalents	$2,440	$1,364
Short-term investments	12,076	9,975
Accounts receivable, less allowance of $227 and $295, respectively	9,329	7,891
Inventory	4,369	2,712
Deferred income tax assets	3,839	1,447
Prepaid expenses and other assets	284	7

Total current assets	32,337	23,396
Property and equipment, net	1,986	1,177
Deferred financing costs	12	16
Patent costs, net of accumulated amortization of $18 and $11, respectively	835	533
Deferred income tax assets	7,226	12,131

Total assets	$42,396	$37,253

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$5,615	$5,323
Accrued liabilities	2,757	2,227
Deferred manufacturing agreement – current portion	200	200

Total current liabilities	8,572	7,750

Deferred manufacturing agreement – long term portion	650	850

Total liabilities	9,222	8,600

Shareholders’ equity:
Convertible Preferred Stock:
Series A – no par value; convertible; 9,000 shares authorized, no shares issued and outstanding at December 31, 2006 and 9,000 shares issued and outstanding at December 31, 2005; liquidation preference of $11,520 at December 31, 2005	–	8,267
Common Stock:
No par value; 30,000,000 shares authorized, 21,335,188 and 15,874,557 issued and outstanding at December 31, 2006 and 2005, respectively	61,606	53,142
Paid-in capital	21,024	20,202
Accumulated other comprehensive income – foreign currency	(12)	–
Accumulated deficit	(49,444)	(52,958)

Total shareholders’ equity	33,174	28,653

Total liabilities and shareholders’ equity	$42,396	$37,253